Exhibit 10.2

Radiant Logistics, Inc.

2012 Stock Option and Performance Award Plan

RESTRICTED STOCK UNIT AWARD

Radiant Logistics, Inc., a Delaware corporation (the “Corporation”), pursuant to the terms of its 2012 Stock Option and Performance Award Plan effective as of November 13, 2012 (the “Plan”) and the Restricted Stock Unit Award Agreement attached to this Restricted Stock Unit Award (this “RSU Award”), hereby grants to the individual named below (the “Grantee”) the right to receive the number of shares of the Corporation’s Common Stock as is set forth below, subject to vesting as set forth below and the terms and conditions of this RSU Award and the Restricted Stock Unit Award Agreement attached to this RSU Award. The terms of this RSU Award are subject to all of the provisions of the Plan and the attached Restricted Stock Unit Award Agreement, with such provisions being incorporated herein by reference. All of the capitalized terms used in this RSU Award and the Restricted Stock Unit Award Agreement not otherwise defined herein or therein shall have the same meaning as defined in the Plan.  A copy of the Plan and the prospectus for the Plan have been delivered to Grantee together with this RSU Award and the Restricted Stock Unit Award Agreement.

1.	Date of Grant:
2.	Name of Grantee:
3.	Number of Units:	(each Unit representing one share of Common Stock, subject to adjustment as provided in the Plan)

4.	Vesting of Restricted Stock Units (subject to adjustment as provided in the Plan):

Vesting Date	No. of Units to be Vested*

*Vesting to occur pursuant to Section 1 of the attached Restricted Stock Unit Award Agreement and conditioned upon continued employment or service as described in Sections 1 and 5 therein.

The Grantee acknowledges receipt of, and understands and agrees to be bound by all of the terms of, this RSU Award, inclusive of the attached Restricted Stock Unit Award Agreement, and the Plan, and that the terms thereof supersede any and all other written or oral agreements between the Grantee and the Corporation regarding the subject matter contained herein.

Radiant Logistics, Inc.	Grantee:

By:	Date:
Title:
Date:

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT made as of the grant date set forth in Section 1 of the RSU Award to which this Agreement relates and is attached (the “Date of Grant”) between Radiant Logistics, Inc., a Delaware corporation (the “Corporation”), and the individual identified in Section 2 of the Restricted Stock Unit Award to which this Agreement relates and is attached (the “Grantee”).

W I T N E S S E T H:

WHEREAS, the Corporation adopted the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan effective as of November 13, 2012 (the “Plan”), providing for the grant of Restricted Stock Units or the right to receive shares of Common Stock of the Corporation (the “Common Stock”) by Employees and/or Consultants of the Corporation; and

WHEREAS, the Audit and Executive Oversight Committee (the “Committee”) has authorized the grant of Restricted Stock Units to the Grantee on the date of this Agreement as evidenced by the Restricted Stock Unit Award to which this Agreement is attached (the “RSU Award”), thereby allowing the Grantee to acquire a proprietary interest in the Corporation in order that the Grantee will have a further incentive for remaining with and increasing his or her efforts on behalf of the Corporation; and

WHEREAS, this Agreement is prepared in conjunction with and under the terms of the Plan, which are incorporated herein and made a part hereof by reference; and

WHEREAS, the Grantee has accepted the grant of Restricted Stock Units evidenced by the RSU Award and has agreed to the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant and Vesting of RSU Award.  The Corporation hereby grants to the Grantee as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation or fees for his or her services, an award of that number of Restricted Stock Units (as set forth in Section 3 of the RSU Award) on the date hereof, subject to all of the terms and conditions in this Agreement and the Plan. The RSU Award grants to the Grantee the right to receive that number of shares of Common Stock of the Corporation (at the rate of one share of Common Stock for each Restricted Stock Unit) as provided in the vesting schedule set forth in Section 4 of the RSU Award, provided that the Grantee remains an Employee or Consultant of the Corporation or any Affiliate as of each such vesting date or dates as indicated in Section 4 of the RSU Award and as provided in Section 5 hereof. In addition, the RSU Award may vest and shares of Common Stock subject to the RSU Award may become vested and issuable pursuant to and as provided in Sections 3, 4(c) and 10 of this Agreement.

2. Issuance of Shares of Common Stock.  As soon as practicable, but not more than 30 days, after each date as of which shares of Common Stock subject to the RSU Award become vested and issuable pursuant to Section 1, 3, 4(c) or 10 of this Agreement, the Corporation shall direct its transfer agent to issue such number of shares of Common Stock in the name of Grantee or a nominee in book entry.

3. Committee Discretion to Accelerate Vesting.  The Committee may decide, in its absolute discretion, to accelerate the vesting on the balance, or some lesser portion of the balance, of the Restricted Stock Units evidenced by the RSU Award at any time.  If so accelerated, the Restricted Stock Units will be considered to have vested as of the date specified by the Committee.

4. Termination or Forfeiture of Unvested RSU Awards Upon Termination of Employment and Termination of Consulting Relationship.

(a)As of the date of termination of the Grantee’s employment with the Corporation and its Affiliates or Termination of Consulting Relationship for any reason other than death or Disability of the Grantee, then the Grantee shall forfeit his or her rights to receive all of the remaining shares of Common Stock subject to the RSU Award that have not vested pursuant to Section 1, 3 or 10 of this Agreement and been issued as of the date Grantee’s employment with the Corporation or any Affiliate terminates or as of the date of Termination of Consulting Relationship.

(b)If the Grantee dies or his or her employment or Consulting Relationship with the Corporation or any Affiliate is terminated by reason of his or her Disability while he or she is employed by or in a Consulting Relationship with the Corporation or any Affiliate, in each case within one (1) year after the Date of Grant, then the Grantee shall forfeit his or her rights to receive all of the remaining shares of Common Stock subject to the RSU Award that have not vested pursuant to Section 1, 3 or 10 of this Agreement as of the date Grantee’s employment the Corporation or any Affiliate terminates or date of Termination of Consulting Relationship.

(c)If the Grantee dies or his or her employment or Consulting Relationship with the Corporation or any Affiliate is terminated by reason of his or her Disability while he or she is employed by or in a Consulting Relationship with the Corporation or any Affiliate, in each case one (1) year or more after the Date of Grant, the Restricted Stock Units evidenced by the RSU Award will become immediately vested with respect to that number of underlying shares of Common Stock subject to the RSU Award that would have vested and become issuable pursuant to Section 4 of the RSU Award and Section 1 of this Agreement on the next annual anniversary of the Date of Grant, irrespective of the Grantee’s death or Disability (such date, the “Section 4(c) Deemed Vesting Date”), and such shares of Common Stock underlying such Restricted Stock Units shall be issued immediately thereafter to the Grantee and the Grantee shall forfeit his or her rights to receive all of the remaining shares of Common Stock subject to the RSU Award that have not vested pursuant to Section 1, 3, 4(c) or 10 of this Agreement; provided, however, that if Section 4 of the RSU Award provides for cliff vesting on a date certain that occurs after the Section 4(c) Deemed Vesting Date, then for purposes of determining any immediate vesting under this Section 4(c), the vesting period of the RSU Award shall be re-determined as if such RSU Award vested in equal annual installments over its originally scheduled vesting time period instead of in one installment on the cliff vesting date as indicated in Section 4 of the RSU Award and the Restricted Stock Units evidenced by the RSU Award will become immediately vested with respect to that number of underlying shares of Common Stock subject to the RSU Award that would have vested and become issuable on this re-determined basis during the period of time between the Date of Grant and the Section 4(c) Deemed Vesting Date, and such shares of Common Stock underlying such Restricted Stock Units shall be issued immediately thereafter to the Grantee and the Grantee shall forfeit his or her rights to receive all of the remaining shares of Common Stock subject to the RSU Award that have not vested pursuant to Section 1, 3, 4(c) or 10 of this Agreement. As soon as practicable, but not more than 30 days, after such date, the Corporation shall direct its transfer agent to issue such number of shares of Common Stock that have vested pursuant to this Section 4(c) of this Agreement in the name of Grantee or a nominee in book entry. By way of example and for clarification and the avoidance of doubt, if the RSU Award was scheduled to cliff vest on the three-year anniversary of the Date of Grant and the Grantee dies or his or her employment or Consulting Relationship with the Corporation or any Affiliate is terminated by reason of his or her Disability while he or she is employed by or in a Consulting Relationship with the Corporation or any Affiliate on the 18th month anniversary of the Date of Grant,  the Restricted Stock Units evidenced by the RSU Award will become immediately vested with respect to two-thirds of the underlying shares of Common Stock subject to the RSU Award (which represents that number of underlying shares of Common Stock that would have been vested as of the Section 4(c) Deemed Vesting Date assuming the RSU Award vested in three equal annual installments), and such shares of Common Stock shall be issued immediately thereafter to the Grantee and the Grantee shall forfeit his or her rights to receive the remaining one-third shares of Common Stock subject to the RSU Award that have not vested pursuant to Section 1, 3, 4(c) or 10 of this Agreement.

(d)The change in a Grantee’s status from that of an Employee to that of a Consultant will, for purposes of this Agreement, be deemed to result in a termination of such Grantee’s employment with the Corporation and its Affiliates, unless the Committee otherwise determines in its sole discretion. The change in a Grantee’s status from that of a Consultant to that of an Employee will not, for purposes of this Agreement, be deemed to result in a termination of such Grantee’s service as a Consultant, and such Grantee will thereafter be deemed to be an Employee for purposes of this Agreement. Unless the Committee otherwise determines in its sole discretion, a Grantee’s employment or other service will, for purposes of this Agreement, be deemed to have terminated on the date recorded on the personnel or other records of the Corporation or the Affiliate for which the Grantee provides employment or other service, as determined by the Committee in its sole discretion based upon such records. Notwithstanding the foregoing, if payment of the RSU Award is subject to Section 409A of the Code and payment is triggered by a termination of the Grantee's employment or Consulting Relationship, such termination must also constitute a "separation from service" within the meaning of Section 409A of the Code, and any change in employment status that constitutes a "separation from service" under Section 409A of the Code will be treated as a termination of employment or Termination of Consulting Relationship, as the case may be.

5.Continuous Employment or Consulting Relationship Required.  The Restricted Stock Units evidenced by the RSU Award shall not vest as described in Section 1 of this Agreement unless the Grantee shall have been continuously employed by the Corporation or any Affiliate or in a continuous Consulting Relationship with the Corporation or any Affiliate from the Date of Grant until the applicable vesting date.

6. Withholding of Taxes.  Notwithstanding anything in this Agreement to the contrary, no certificate or book-entry notation representing shares of Common Stock may be delivered to the Grantee upon vesting of the Restricted Stock Units evidenced by the RSU Award unless and until the Grantee shall have delivered to the Corporation the minimum statutorily required amount of any federal, state or local income or other taxes which the Corporation may be required by law to withhold with respect to such vesting of the RSU Award and the issuance and delivery of shares of Common Stock in connection therewith.  The Grantee may elect to satisfy any such income tax withholding requirement by payment in cash to the Corporation on or prior to the vesting date, or in the Committee’s  sole discretion and pursuant to such procedures as may be established by the Committee in its sole discretion, (i) by having the Corporation withhold shares of Common Stock otherwise deliverable to the Grantee upon vesting of the RSU Award or by delivering to the Corporation previously acquired shares of Common Stock; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; (ii) by effecting “sell-to-cover” transactions through a broker in which the Grantee sells that number of shares of Common Stock in the open market (whether under a trading plan or instruction pursuant to Rule 10b5-1 of the Exchange Act or otherwise) to fund the required tax withholding obligations and all applicable fees and commissions due to, or required to be collected by the broker and making arrangements to remit the cash proceeds of such sales to the Corporation; or (iii) by a combination of such methods.

7. After the Death of the Grantee.  Any delivery of Common Stock to be made to the Grantee under this Agreement shall, if the Grantee is then deceased, be made to the Grantee’s designated beneficiary, or if no such beneficiary survives the Grantee, his or her estate.  Any transferee must furnish the Corporation with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Corporation to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8. Reservation of Shares of Common Stock. The Corporation shall at all times during the term of this Agreement reserve and keep available such number of shares of the Common Stock as will be sufficient to satisfy the requirements of this Agreement. The shares of Common Stock deliverable to the Grantee may be either previously authorized but unissued shares or issued shares which have been reacquired by the Corporation.

9. No Rights of Stockholder.  Neither the Grantee nor any person claiming under or through the Grantee shall be, or have any of the rights or privileges of, a stockholder of the Corporation in respect of any shares of Common Stock deliverable hereunder unless and until such shares of Common Stock have been issued pursuant to Section 2 of this Agreement. Notwithstanding the generality of the foregoing, Grantee shall not be entitled to vote any of the shares of Common Stock subject to the RSU Award, or otherwise exercise any incidents of ownership with respect to such shares of Common Stock until such shares have been issued pursuant to Section 2 of this Agreement, but shall be entitled to dividend equivalents with respect to dividends declared on Common Stock and such dividend equivalents shall vest and be delivered in the same manner as the shares of Common Stock subject to the RSU Award.

10.Change in Control of the Corporation. If there is a Change in Control, the Restricted Stock Units evidenced by the RSU Award will be subject to the provisions of Article IX of the Plan; provided, however, that if the Restricted Stock Units evidenced by the RSU Award are continued, assumed or substituted pursuant to Article IX of the Plan and within one (1) year following such event, the Grantee’s employment or Consulting Relationship is terminated by the Corporation or any Affiliate without Cause, the Restricted Stock Units evidenced by the RSU Award shall vest automatically and the shares of Common Stock underlying such Restricted Stock Units shall be issued immediately thereafter to the Grantee; provided, however, that if such RSU Award is subject to Section 409A of the Code, the Grantee’s termination must also constitute a "separation from service" within the meaning of Section 409A of the Code, and any change in employment status that constitutes a "separation from service" under Section 409A of the Code will be treated as a termination of employment or Termination of Consulting Relationship, as the case may be. As soon as practicable, but not more than 30 days, after such date, the Corporation shall direct its transfer agent to issue such number of shares of Common Stock in the name of Grantee or a nominee in book entry.

11.Registration.  The Corporation shall, at any time, register or qualify the shares of Common Stock pursuant to the Securities Act of 1933, as amended.

12.Approval of Counsel.  The issuance and delivery of shares of Common Stock pursuant to the Plan shall be subject to approval by the Corporation’s counsel of all legal matters in connection therewith, including, but not limited to, compliance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and the requirements of any stock exchange or automated trading medium upon which the Common Stock may then be listed or traded.

13.Resale of Common Stock, Etc.  The Common Stock issued hereunder shall bear the following (or similar) legend if required by counsel for the Corporation:

THE SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE FIRST BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS, IN THE OPINION OF COUNSEL FOR THE CORPORATION, SUCH REGISTRATION IS NOT REQUIRED.

14.Limitation of Action.  The Grantee and the Corporation each acknowledges that every right of action accruing to the Grantee or it, as the case may be, and arising out of or in connection with this Agreement against the Corporation, on the one hand, or against the Grantee, on the other hand, shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three (3) years from the date of the act or omission in respect of which such right of action arises.

15.Notices.  Each notice relating to the RSU Award and this Agreement shall be in writing and delivered in person, by recognized overnight carrier or by certified mail to the proper address.  All notices to the Corporation or the Committee shall be addressed to them at 405 114th Avenue, SE, Third Floor, Bellevue, WA 98004 Attn:  General Counsel.  All notices to the Grantee shall be addressed to the Grantee or such other person or persons at the Grantee’s address set forth in the Corporation’s records.  Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

16.Benefits of Agreement.  This Agreement shall inure to the benefit of the Corporation, the Grantee and their respective heirs, executors, administrators, personal representatives, successors and assigns.

17.Severability.  In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

18.Governing Law.  This Agreement will be construed and governed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law. In the event that either party is compelled to bring a claim related to this Agreement, to interpret or enforce the provisions of the Agreement, to recover damages as a result of a breach of this Agreement, or from any other cause (a “Claim”), such Claim must be processed in the manner set forth below:

(i)THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION, AND EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL OR COURT TRIAL.  Neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by this Agreement.

(ii)The arbitration shall be binding and conducted before a single arbitrator in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes or the appropriate governing body, as modified by the terms and conditions of this paragraph.  Venue for any arbitration pursuant to this Agreement will lie in Seattle, Washington. The arbitrator will be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS or the appropriate governing body.  The Corporation shall pay the arbitrator’s fees and arbitration costs (recognizing that each side bears the cost of its own deposition(s), witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in a court of law).  Upon the conclusion of the arbitration hearing, the arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based.  The award of the arbitrator shall be final and binding.  Judgment upon any award may be entered in any court having jurisdiction thereof.

19.No Right to Continue Employment or Consulting Relationship.  Nothing contained in this Agreement shall be construed as (a) a contract of employment between the Grantee and the Corporation, (b) as a right of the Grantee to be continued in the employ of the Corporation or any Affiliate or continue its Consulting Relationship with the Corporation or any Affiliate, or (c) as a limitation of the right of the Corporation to discharge the Grantee at any time, with or without cause (subject to any applicable employment agreement) or terminate the Grantee’s Consulting Relationship with the Corporation or any Affiliate at any time or for any reason.

20.Definitions.  Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

21.Incorporation of Terms of Plan.  This Agreement shall be interpreted under, and subject to, all of the terms and provisions of the Plan, which are incorporated herein by reference.

BY WAY OF THEIR EXECUTION OF THE RSU AWARD TO WHICH THIS AGREEMENT RELATES AND IS ATTACHED, the Corporation and the Grantee (and each of their heirs, successors and assigns) agree to be bound by each and every one of the terms set forth in this Agreement.